Exhibit 99.1

         AMCOL INTERNATIONAL (NYSE: ACO) REPORTS 44 PERCENT INCREASE IN FIRST QUARTER DILUTED EARNINGS PER SHARE OVER 2004 FIRST QUARTER

    ARLINGTON HEIGHTS, Ill., April 19 /PRNewswire-FirstCall/ -- AMCOL International Corp. (NYSE: ACO) today reported 2005 first quarter net income of $7.0 million or $0.23 per diluted share, compared with $5.1 million or $.16 per diluted share in the same prior-year period. Net sales rose 17 percent to $122.1 million for the period ended March 31, 2005, compared to $104.2 million for the period in 2004. This release should be read in conjunction with the attached unaudited condensed consolidated financial statements.

    Larry Washow, AMCOL president and chief executive officer said, "The first quarter of 2005 has been challenging, but one in which we delivered strong earnings growth. AMCOL is pleased by our environmental segment's improved margins this quarter. We have seen improvement in several of the markets that were difficult last year. Also a contributor to this segment's operating margin improvement was our oilfield services group, which is now performing closer to our original expectations."

    Washow noted, "In our minerals segment, net sales increased, but we did not see a similar operating profit increase. We are in the midst of adjusting selling prices to reflect the continuing cost escalation of raw materials, energy and transportation. The highlight of the minerals group was our Asia Pacific operations, which reported not only strong sales, but good operating margins as well."

    "Another positive during the quarter was the contribution from our overseas joint ventures. These investments, particularly in India and Japan, contributed $0.02 per share to earnings this quarter, up from less than $0.01 in 2004. Earnings were also positively impacted by $0.03 per share due to a lower effective tax rate," Washow commented.

    Washow continued, "During the first quarter, we have felt significant pressures on our selling, general and administrative costs arising from the impact of Sarbanes-Oxley, increased compensation and benefits, and mineral development expenditures. We will continue to evaluate our selling, general and administrative expenses, aligning them with our expectations for revenue growth."

    FINANCIAL OVERVIEW
    Long-term debt amounted to $42.1 million at March 31, 2005 compared to $34.3 million at December 31, 2004. Debt represented 16 percent of total capitalization at March 31, 2005, compared to 13 percent at December 31, 2004. Cash and cash equivalents were $19.5 million at March 31, 2005 compared with $17.6 million at the end of 2004.

    General, selling and administrative expenses were $21.4 million in the 2005 first quarter, an increase of $2.0 million or 10 percent over the 2004 period.

    The Company's effective tax rate was 19.1 percent for the first quarter of 2005 versus 31.5 percent for the same period in 2004. The change in the rate favorably impacted earnings by $0.03 per share, and largely resulted from changes in estimates of taxes owed. Had these changes in estimates not been made, the effective tax rate would have been 26.5 percent for the first quarter of 2005.

    The weighted average number of common and common equivalent shares of 30.8 million decreased by approximately 217 thousand shares, or approximately 1 percent, from March 31, 2004.

    During the first quarter of 2005, the Company paid approximately $1.6 million to former owners of acquired businesses. The payments were owed because the operating performance of the businesses met profit targets included in earn-out provisions included in the purchase agreements.

    During the first quarter of 2005, the Company did not repurchase any of its common stock. $10 million remains available in the stock repurchase program approved by the Board of Directors in May 2004.

    AMCOL's financial condition at March 31, 2005 included working capital of approximately $139.7 million and a current ratio of 3.3-to-1 compared to approximately $129.4 million and a ratio of 3.1-to-1 at December 31, 2004.

    Minerals
    The minerals segment, which accounted for approximately 60 percent of AMCOL's consolidated net sales for the first quarter of 2005, reported a sales increase of 14 percent and an operating profit increase of 5 percent over the prior-year period.

    Environmental
    AMCOL's environmental segment, which accounted for 35 percent of the Company's consolidated net sales for the first quarter of 2005, reported a 26 percent increase in sales and a 67 percent increase in operating profit in year-over-year comparisons for the first quarter.

    Transportation
    AMCOL's transportation segment, which accounted for 9 percent of the Company's consolidated net sales, including inter-segment shipping revenue, reported an 18 percent increase in sales and a 48 percent increase in operating profit for the 2005 first quarter.

    This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission.

     AMCOL International, headquartered in Arlington Heights, Ill., produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Co.), Volclay International, Nanocor and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is http://www.amcol.com. AMCOL's first quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

                       AMCOL INTERNATIONAL CORPORATION

         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                      (In thousands, except share data)

                                                   Three Months Ended
                                                        March 31,
                                              ----------------------------
                                                  2005            2004
                                              ------------    ------------
    Net sales (1)                             $    122,050    $    104,154
    Cost of sales                                   92,370          77,431
      Gross profit (1)                              29,680          26,723
    General, selling and administrative
     expenses (1)                                   21,445          19,483
      Operating profit                               8,235           7,240
    Other income (expense):

      Interest expense, net                           (361)            (79)
      Other, net                                      (105)             43
                                                      (466)            (36)
      Income before income taxes and equity
       in income of joint ventures                   7,769           7,204
    Income tax expense                               1,484           2,269
      Income before equity in income of
       joint ventures                                6,285           4,935
    Income from joint ventures                         667             148
    Net income                                $      6,952    $      5,083

    Weighted average common shares
     outstanding                                29,333,627      29,092,656

    Weighted average common and common
     equivalent shares outstanding              30,769,482      30,986,319

    Basic earnings per share                  $       0.24    $       0.17

    Diluted earnings per share                $       0.23    $       0.16

    Dividends declared per share              $      0.090    $      0.070

                         AMCOL INTERNATIONAL CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                        (In thousands, except share data)

                                                March 31,     December 31,
                                                  2005            2004
                                              ------------    ------------
                                               (unaudited)         *
                   ASSETS

    Current assets:
      Cash                                    $     19,501    $     17,594
      Accounts receivable, net                      91,152          88,342
      Inventories                                   68,909          63,882
      Prepaid expenses                               8,087           7,111
      Income taxes receivable                        8,394           9,126
      Current deferred tax assets                    4,477           4,293
      Assets held for sale                             543             752
         Total current assets                      201,063         191,100

    Investment in and advances to joint
     ventures                                       15,875          15,023

    Property, plant, equipment, and
     mineral rights and reserves:
      Land and mineral rights                       11,833          12,019
      Depreciable assets                           243,482         247,280

                                                   255,315         259,299

      Less: accumulated depreciation               162,975         165,658

                                                    92,340          93,641
    Other assets:
      Goodwill                                      19,139          19,225
      Intangible assets, net                         3,517           3,802
      Deferred tax assets                            7,587           6,444
      Other assets                                   9,110           7,207
                                                    39,353          36,678
                                              $    348,631    $    336,442

                                                March 31,     December 31,
                                                  2005            2004
                                              ------------    ------------
                                               (unaudited)          *

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Accounts payable                              31,566          25,474
      Accrued liabilities                           29,760          36,207
        Total current liabilities                   61,326          61,681

    Long-term debt                                  42,116          34,295

    Minority interests in subsidiaries                 125               5
    Deferred compensation                            6,295           5,872
    Other liabilities                               11,981          12,655

                                                    18,401          18,532
    Stockholders' equity:
      Common stock                                     320             320
      Additional paid in capital                    70,791          69,763
      Retained earnings                            158,662         154,366
      Accumulated other comprehensive income        13,521          14,905

                                                   243,294         239,354

    Less:
      Treasury stock                                16,506          17,420
                                                   226,788         221,934
                                              $    348,631    $    336,442

    (*) Condensed from audited financial statements.

                         AMCOL INTERNATIONAL CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                                (In thousands)

                                                             Three Months Ended
                                                                  March 31,
                                                        ----------------------------
                                                            2005            2004
                                                        ------------    ------------
    Cash flow from operating activities:
      Net income                                        $      6,952    $      5,083
      Adjustments to reconcile from net income
       to net cash provided by (used in)
       operating activities:
          Depreciation, depletion, and amortization            5,489           5,279
          Changes in assets and liabilities,
           net of effects of acquisitions:
                 Increase in current assets                   (7,290)        (16,380)
                 Increase in noncurrent assets                (3,059)         (1,408)
                 Increase (decrease) in current
                  liabilities                                   (199)          2,783
                 Increase (decrease) in noncurrent
                  liabilities                                   (251)            824

                 Other                                          (184)            799
                       Net cash provided by (used in)
                        operating activities                   1,458          (3,021)

    Cash flow from investing activities:
      Acquisition of land, mineral rights, and
       depreciable assets                                     (3,525)         (3,242)
      Acquisitions, net of cash                               (1,632)        (13,221)
      Other                                                    1,129             583
                       Net cash used in
                        investing activities                  (4,028)        (15,881)

    Cash flow from financing activities:

      Net change in outstanding debt                           7,821          17,138
      Proceeds from sales of treasury stock                      550             504
      Purchases of treasury stock                                  -            (196)
      Dividends paid                                          (2,656)         (2,047)
                  Net cash provided by
                   financing activities                        5,715          15,399

    Effect of foreign currency rate changes on cash           (1,238)            396
    Net decrease in cash and cash equivalents                  1,907          (3,106)
    Cash and cash equivalents at beginning of period          17,594          13,525
    Cash and cash equivalents at end of period          $     19,501    $     10,419

                       AMCOL INTERNATIONAL CORPORATION

                         SEGMENT RESULTS (unaudited)

                                                Three Months Ended March 31,
                              ---------------------------------------------------------------
            Minerals                  2005                  2004             2005 vs. 2004
    -----------------------   -------------------   -------------------   -------------------
                                                    (Dollars in Thousands)
    Net sales (1)             $ 73,448      100.0%  $ 64,337      100.0%  $  9,111       14.2%
    Cost of sales               59,974       81.7%    51,452       80.0%
      Gross profit (1)          13,474       18.3%    12,885       20.0%       589        4.6%
    General, selling
     and administrative
     expenses (1)                5,679        7.7%     5,450        8.5%       229        4.2%
      Operating profit           7,795       10.6%     7,435       11.5%       360        4.8%

                                                Three Months Ended March 31,
                              ---------------------------------------------------------------
         Environmental                2005                  2004             2005 vs. 2004
    -----------------------   -------------------   -------------------   -------------------
                                                    (Dollars in Thousands)
    Net sales (1)             $ 42,304      100.0%  $ 33,672      100.0%  $  8,632       25.6%
    Cost of sales               27,444       64.9%    20,871       62.0%
      Gross profit (1)          14,860       35.1%    12,801       38.0%     2,059       16.1%
    General, selling
     and administrative
     expenses (1)                9,723       23.0%     9,722       28.9%         1        0.0%
      Operating profit           5,137       12.1%     3,079        9.1%     2,058       66.8%

                                                Three Months Ended March 31,
                              ---------------------------------------------------------------
         Transportation               2005                  2004             2005 vs. 2004
    -----------------------   -------------------   -------------------   -------------------
                                                    (Dollars in Thousands)
    Net sales                 $ 10,985      100.0%  $  9,332      100.0%  $  1,653       17.7%
    Cost of sales                9,639       87.7%     8,295       88.9%
      Gross profit               1,346       12.3%     1,037       11.1%       309       29.8%
    General, selling
     and administrative
     expenses                      773        7.0%       651        7.0%       122       18.7%
    Operating profit               573        5.3%       386        4.1%       187       48.4%

                                                Three Months Ended March 31,
                              ---------------------------------------------------------------
          Corporate                   2005                  2004              2005 vs. 2004
    -----------------------   -------------------   -------------------   -------------------
                                                    (Dollars in Thousands)
    Intersegment shipping
     sales                          $ (4,687)            $ (3,187)
    Intersegment shipping
     costs                            (4,687)              (3,187)
      Gross profit                         -                    -
    Corporate general,
     selling and
     administrative expenses           4,361                2,746            1,615        58.8%

    Nanocomposite business
     development expenses                909                  914               (5)       -0.5%

    Operating loss                    (5,270)              (3,660)          (1,610)       44.0%

    (1) Net sales in periods prior to the quarter ended March 31, 2005 were reported net of certain deductions relating to product liability, warranty and royalty expenses. Effective for the quarter ended March 31, 2005, these deductions are included in general, selling, and administrative expenses. Thus, for the quarter ended March 31, 2004, these deductions have been reclassified to conform to the current year accounting presentation. This change in accounting presentation did not impact reported net income or earnings per share.

SOURCE  AMCOL International Corp.
    -0-                             04/19/2005
    /CONTACT: Jennifer Melsheimer, Investor Relations Manager of AMCOL International Corp., +1-847-394-8730/
    /First Call Analyst: /

    /FCMN Contact: jennifer.melsheimer@amcol.com /
    /Web site:  http://www.amcol.com /